Exhibit 10.22

BASIC LEASE INFORMATION

Lease Date:	March 7, 2008

Tenant:	ENTECH, Inc., a Delaware corporation

Tenant’s Address:	1077 Chisolm Trail,
Keller, Texas 76248

Contact:	Scott Albertson; Telephone:	(757) 784-3460

Guarantor:	WorldWater & Solar Technologies Corp.,
a Delaware corporation

Guarantor’s Address:	200 Ludlow Drive,
Ewing, NJ 08638

Contact:	Larry L. Crawford; Telephone:	(609) 808-0700 ext. 18

Landlord:	Alliance Gateway No. 23, Ltd.

Landlord’s Address:	c/o Hillwood Development Company, LLC
13600 Heritage Parkway, Suite 200
Fort Worth, Texas 76177
	Attn:	Bill Burton

With copy to:	Hillwood Development Company, LLC
Three Lincoln Centre
5430 LBJ Freeway, Suite 800
Dallas, Texas 75240
	Attn:	Tom Mason

Contact:	Bill Burton; Telephone:	(817) 224-6000

Premises:

Approximately 71,250 square feet, as indicated by the cross-hatched area on Exhibit “A” attached to the Lease, situated in the building commonly known, or to be known, as Alliance Gateway No. 23 (the “Building”) located or to be located on the land more particularly described on Exhibit “B” attached to the Lease (the “Land”).

Project:	Collectively, the Land, the Building and all other buildings, structures and improvements situated on the Land at any time during the Term.

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Term:

120 months, commencing on the Commencement Date and ending at 5:00 p.m. on the last day of the one hundred and twentieth (120th) full month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Base Rent:	Months	Monthly Base Rent	Annual Base Rent	Per Square Foot Per Annum

	1-60	$31,646.88	$379,762.50	$5.33

	61-120	$35,981.25	$431,775.00	$6.06

	(Subject to adjustment as provided in the Lease)

	Initial Tenant’s proportionate share of Taxes:	$8,075.00 per month

	Initial Tenant’s proportionate share of cost of insurance under Paragraph 10A:	$356.25 per month

	Initial Tenant’s proportionate share of Common Area Charges:	$1,983.13 per month

	Security Deposit:	$100,000.00

	Tenant’s Proportionate Share:	50% which is the percentage obtained by dividing (i) the approximately 71,250 square feet of area in the Premises by (ii) the 142,500 square feet of area in the Building.

	Landlord’s Broker or Agent:	Hillwood Realty Services Partnership

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TABLE OF CONTENTS

1.	PREMISES AND TERM

2.	BASE RENT, SECURITY DEPOSIT AND ESCROW PAYMENTS

3.	COMMON AREA CHARGES

4.	TAXES

5.	LANDLORD’S REPAIRS

6.	TENANT’S REPAIRS AND MAINTENANCE

7.	ALTERATIONS

8.	SIGNS

9.	UTILITIES

10.	INSURANCE

11.	FIRE AND CASUALTY DAMAGE

12.	LIABILITY AND INDEMNIFICATION

13.	USE

14.	INSPECTION

15.	ASSIGNMENT AND SUBLETTING

16.	CONDEMNATION

17.	HOLDING OVER

18.	QUIET ENJOYMENT

19.	EVENTS OF DEFAULT

20.	REMEDIES

21.	MORTGAGES

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22.	MECHANIC’S LIENS

23.	HAZARDOUS MATERIALS

24.	MISCELLANEOUS

25.	NOTICES

26.	[INTENTIONALLY OMITTED]

27.	SECURITY SERVICE

28.	GUARANTY OF LEASE

29.	ADDITIONAL PROVISIONS

EXHIBIT “A” — PREMISES

EXHIBIT “B” — LAND

EXHIBIT “C” — LEASEHOLD IMPROVEMENTS

EXHIBIT “D” — MEMORANDUM OF ACCEPTANCE OF PREMISES

EXHIBIT “E” — [INTENTIONALLY OMITTED]

EXHIBIT “F” — RENEWAL OPTIONS

EXHIBIT “G” — [INTENTIONALLY OMITTED]

EXHIBIT “H” — FORM OF SNDA

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LEASE AGREEMENT

                THIS LEASE AGREEMENT, made and entered into by Alliance Gateway No. 23, Ltd., a Texas limited partnership (“Landlord”) and ENTECH, Inc., a Delaware corporation (“Tenant”);

WITNESSETH:

                1.             PREMISES AND TERM.  In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord, the Premises situated within the County of Tarrant, State of Texas, more particularly described and indicated by the cross-hatched area on Exhibit “A” attached hereto and incorporated herein by reference (the “Premises”) which Premises are to constitute a portion of the Building that has been constructed on the Land (defined below), together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises, to have and to hold, subject to the terms, covenants and conditions in this Lease.  Tenant’s rights under this Lease shall be subject to all matters of public record, including, without limitation, all easements, deed restrictions, covenants, conditions and restrictions, as may exist from time to time (provided that any amendments to such deed restrictions, restrictive covenants and other covenants, conditions and restrictions as well as amendments to the “Alliance Development Guidelines” shall not materially adversely interfere with the Permitted Use).  The term of this Lease (“Term”) shall commence on the Commencement Date (hereinafter defined) and shall end on the last day of the month that is one hundred and twenty (120) months after the Commencement Date.  The Premises are situated in the Building located on the “Land” described on Exhibit “B” attached hereto and made a part hereof.

                A.            The “Commencement Date” shall be the date that is the earlier of (i) the date on which Tenant first occupies the Premises for the purpose of conducting its business or (ii) the date upon which the Leasehold Improvements (hereinafter defined) to be erected in accordance with the Working Drawings (hereinafter defined) described on Exhibit “C” attached hereto and incorporated herein by reference have been substantially completed and notice that a temporary or permanent Certificate of Occupancy has been issued for the Premises (subject to Tenant’s obligation to install fixtures if required by local ordinance) has been given to Tenant.  As used herein, the term “substantially completed” shall mean that, in the opinion of Landlord or the architect responsible for the Work (hereinafter defined), such improvements have been completed in accordance with the Working Drawings and the Premises are in good and satisfactory condition, subject only to completion of minor punch list items that do not prevent Tenant from using the Premises for its intended use.  As soon as such improvements have been substantially completed, Tenant shall notify Landlord in writing that the Commencement Date has occurred.  To the extent that Tenant, its employees, agents or contractors cause construction of such improvements to be delayed, the Commencement Date shall be deemed to be the date that, in the commercially reasonable opinion of Landlord, substantial completion would have occurred if such delays had not taken place.  After the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a memorandum of acceptance of delivery of the Premises in the form attached hereto as Exhibit “D”.

                B.            Notwithstanding the fact that the Term of this Lease and Tenant’s obligation to pay rent does not commence until the Commencement Date, this Lease shall nevertheless be binding upon the parties in accordance with its terms when executed by Landlord and Tenant.

                C.            Landlord shall provide Tenant vehicular parking spaces on the surface parking lot (the “Parking Lot”) constructed on the Land as generally depicted on the site plan attached as Exhibit “A”.  During the Term of this Lease, Tenant shall be permitted to use Tenant’s Proportionate Share of all of the vehicular parking spaces located on the Parking Lot, subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Lot.  The parking spaces in the Parking Lot shall be made available to Tenant on a first-come first-served basis, it being agreed that Landlord shall have no obligation to patrol, police, or monitor the Parking Lot or to take any other actions to ensure that Tenant has the use of all such parking spaces; provided, upon notice from Tenant that such spaces are not available to Tenant, Landlord shall reasonably cooperate, at no cost to Landlord, with the tenants of the Building in an endeavor to resolve any such situation.

                2.             BASE RENT, SECURITY DEPOSIT AND ESCROW PAYMENTS.

                A.            Tenant agrees to pay to Landlord base rent (“Base Rent”) for the Premises, in advance, without demand, deduction or set off, at the following rates and amounts during the Term hereof:

	Monthly	Annual	Per Square Foot
Months	Base Rent	Base Rent	Per Annum
1-60	$31,646.88	$379,762.50	$5.33
61-120	$35,981.25	$431,775.00	$6.06

                The first monthly installment of Base Rent, plus the other monthly charges set forth in Paragraph 2C below, shall be due and payable on the date hereof and subsequent monthly installments shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date, except that all payments due hereunder for any fractional calendar month shall be prorated.

                B.            In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), which shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that this security deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the security deposit to pay past due rent or other payments due Landlord under this Lease, and the cost of any other damage, injury, expense or liability caused by such Event of Default without prejudice to any other remedy provided herein or provided by law.  On demand, Tenant shall pay Landlord the amount that will restore the security deposit to its original amount.  The security deposit shall be deemed the property of

Landlord, but any remaining balance of such security deposit shall be returned by Landlord to Tenant when Tenant’s obligations under this Lease have been fulfilled. Tenant acknowledges that Landlord’s obligation respecting the Security Deposit is not that of a trustee and that no interest shall accrue thereon.

                C.            In addition to Base Rent and Tenant’s other obligations hereunder, Tenant agrees to pay its proportionate share (as defined in the Basic Lease Information) of the following costs and expenses (collectively, the “Reimbursable Expenses”):  (i) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 4A below, (ii) the cost of jointly metered utilities payable pursuant to Paragraph 9 below, (iii) the cost of maintaining insurance pursuant to Paragraph 10A below, (iv) Common Area Charges (hereinafter defined) payable by Tenant in accordance with Paragraph 3 below, and (v) the cost of any repair, replacement, or capital expenditures required under any governmental law or regulation that was not applicable to the Building at the Commencement Date.  During each month of the Term of this Lease, on the same day that Base Rent is due hereunder, Tenant shall escrow with Landlord an amount equal to 1/12th of Tenant’s proportionate share of such Reimbursable Expenses, as estimated by Landlord.  Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such Reimbursable Expenses.  Landlord shall be entitled to revise its projection of such Reimbursable Expenses at any time and if Landlord so revises such projection, Tenant shall pay to Landlord, on the same day as Base Rent is due hereunder, an amount equal to 1/12th of Tenant’s proportionate share of such Reimbursable Expenses pursuant to Landlord’s revised estimate thereof.  By April 30 of each calendar year (or as soon thereafter as may be practicable) during the Term hereof Landlord shall determine the actual Reimbursable Expenses for the preceding calendar year and shall notify Tenant thereof.  If Tenant’s total escrow payments are less than Tenant’s actual proportionate share of all such Reimbursable Expenses, Tenant shall pay the difference to Landlord within thirty (30) days after receipt of invoices and appropriate supporting documentation.  If the total escrow payments of Tenant are more than Tenant’s actual proportionate share of all such Reimbursable Expenses, Landlord shall retain such excess and credit it against Tenant’s next annual escrow payments.

                D.            With respect to the cost of replacements or capital expenditures (as opposed to repairs) (i) required under governmental law or regulation pursuant to Paragraph 2C(v) above, it is agreed that if the replacement or expenditure is applicable to building owners generally (and is not necessitated due to Tenant’s conduct of business or particular operations from the Premises), or (ii) performed pursuant to Paragraph 2C(iv) above, then the cost of any such item shall be amortized over its useful life (at a per annum interest rate equal to the prime rate of interest announced from time to time by JPMorgan Chase Bank, N.A., plus two percentage points) in accordance with generally accepted accounting principles and the portion of the cost that shall be included within Paragraph 2(C)(v) above shall be equal to the product of (i) the actual cost of such item (together with such interest), multiplied by (ii) a fraction the numerator of which is the number of years (including partial years) remaining in the Term of this Lease as of the date of such replacement or expenditure including the number of years in any renewal term under Exhibit “F” attached hereto if the renewal option therefor has been exercised by Tenant prior to the replacement or expenditure (up to but not greater than the following described denominator), and the denominator of which is the useful life of the item in question; provided that if subsequent to any such replacement or expenditure Tenant exercises any renewal option, the portion of the cost included within Paragraph 2(C)(v) above under this sentence shall be recalculated to include the length of the renewal term in question.  Notwithstanding anything to the contrary contained herein, it is agreed that the cost of any replacement or capital expenditure under Paragraph 2(C)(v) above that is necessitated due to Tenant’s use of the Premises shall not be so amortized, or be allocated to Tenant based upon its proportionate share, but shall, instead, be paid for in full by Tenant upon Landlord’s demand therefor.

Landlord agrees to keep and maintain books and records reflecting the Reimbursable Expenses in accordance with sound accounting principles consistently applied.  Tenant shall have the right, upon at least ten (10) days advance written notice to Landlord (“Audit Notice”) and at Tenant’s sole expense, to audit Landlord’s books and records in order to verify actual Reimbursable Expenses.  Any such audit shall be performed during Landlord’s normal business hours.  Landlord shall have the right to dispute the result of any such audit by Tenant.  If Landlord so disputes such audit, and if Landlord and Tenant are unable to resolve such dispute within thirty (30) days, then the dispute shall be submitted to a reputable independent accounting firm reasonably acceptable to Landlord and Tenant (“Firm”) for resolution.  The reasonable determination of the Firm shall be binding on Landlord and Tenant.  If the parties’ mutual agreement as to the Reimbursable Expenses in question, or the determination of the Firm (as applicable), establishes that Tenant underpaid or overpaid its proportionate share of Reimbursable Expenses (as required pursuant to this Lease), then Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment (as applicable), promptly upon the agreement of the parties or conclusion of  such determination (as the case may be).  In addition, if the Firm is engaged as provided hereinabove and the determination of such Firm establishes: (i) that Tenant overpaid or underpaid its proportionate share of Reimbursable Expenses by five percent (5%) or more, then (A) Landlord shall pay all costs of engaging the Firm and Tenant’s reasonable expenses in connection with such audit in case of any such overpayment (provided that Landlord’s obligation to pay such costs and expenses shall not apply to any overpayment made with respect to the first year of the Term of this Lease in which case Tenant shall pay all such costs and expenses), and (B) Tenant shall pay all costs of engaging the Firm and Landlord’s reasonable expenses in connection with such audit in case of any such underpayment; or (ii) that the variance was less than five percent (5%), Tenant shall pay the entire cost of engaging the Firm and Landlord’s reasonable expenses in connection with such audit.  In all other circumstances (other than those provided in the immediately preceding sentence) each party shall pay its own expenses in connection with any such audit.  Notwithstanding anything to the contrary contained herein, Tenant’s obligation to pay all amounts, and to perform all of its other obligations, under this Lease shall not be abated, suspended or otherwise affected during the pendency of the audit, dispute, reconciliation and determination procedure set forth above.  Notwithstanding the foregoing, Tenant shall have the right to audit Landlord’s books and records only with respect to the Reimbursable Expenses for the calendar year immediately preceding the year in which Tenant gives the Audit Notice (but in no event with respect to periods prior to the Commencement Date).  Payment by Tenant of Reimbursable Expenses shall not be deemed to constitute a waiver by Tenant of its rights to audit Reimbursable Expenses.

                3.             COMMON AREA CHARGES.  In addition to other amounts required to be paid by Tenant hereunder, Tenant shall pay to Landlord Tenant’s proportionate share of the following costs and expenses (collectively, the “Common Area Charges”):

                A.            The cost of repair, maintenance and replacement of:  (i) the roof of the Building (except as otherwise provided in Paragraph 5); (ii) the exterior of the Building (including painting), other than those structural repairs and replacements for which Landlord is responsible pursuant to Paragraph 5; (iii) all mechanical, electrical, plumbing, sewer, sprinkler and other life-safety equipment and systems forming a part of the Building or the Project of which the Building forms a part (other than the cost of repair, replacement and maintenance of the items which are Tenant’s responsibility pursuant to Paragraph 6 which shall be paid entirely by Tenant as provided in Paragraph 6); (iv) [intentionally omitted]; and (v) all other common areas and facilities constituting a part of the Building or the Project of which the Building forms a part (including, but not limited to, all paved areas in and about the Building).

                B.            The cost of maintenance and replacement of the grass, shrubbery and other landscaping in and about the Building and/or the Project.

                C.            The cost of operating and maintaining in a good, neat, clean and sanitary condition all parking areas, driveways, alleys and grounds in and about the Building (including trash removal).

                D.            The cost of assessments under any applicable Declaration of Covenants, Restrictions and Easements (as may be amended from time to time) which are assessed by the applicable property owners association.

                E.             Security services (if furnished by Landlord), and the cost of operating and maintaining any property, facilities or services provided for the common use of Tenant and other lessees of the Building or the Project, which costs shall include, without limitation, management fees (or if no management company is engaged by Landlord for the management of the Project, wages and employee benefits payable to employees of Landlord or affiliates of Landlord whose duties are connected with the operation and maintenance of the Building); provided, however, such management fees (or if no management company is engaged by Landlord, such wages and benefits) shall not exceed an amount equal to three percent (3%) of the Base Rent payable under this Lease.

                F.             As used herein, the term “Common Area Charges” shall specifically exclude each of the following items:

(1)           Leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations for leases with tenants and/or other occupants of the Project and similar costs incurred in connection with disputes between Landlord and other tenants of the Project as well as cost of advertising and public relations associated with the Building or Project;

(2)           Costs of renovating, decorating or redecorating space for tenants, other occupants or prospective tenant or occupants of the Building;

(3)           Interest on debt or amortization payments on any mortgage or mortgages and rental under any ground or underlying leases or lease (except to the extent the same may be made to pay or reimburse, or may be measured by, ad valorem taxes);

(4)           Any charge for depreciation or amortization of the Land or Building, except as otherwise permitted hereunder;

(5)           Amounts paid to any affiliate of Landlord for services, goods or labor to the extent that same exceeds the cost of such services, goods or labor rendered by unaffiliated third parties on a competitive basis in a Fort Worth office/warehouse building comparable to the Building;

(6)           Costs or expenses of utilities directly metered to tenants of the Building and paid separately by such tenants;

(7)           Cost incurred to remedy violations by Landlord or any other tenant of building codes, statutes, laws or ordinances, and any interest, fines or penalties resulting therefrom, that arise by reason of the failure of the Building or Project to comply with any building codes, statutes, laws or ordinances in effect on the Commencement Date;

(8)           The costs or expenses of any repair work made by Landlord, the cost of which shall have been reimbursed by insurance, warranties (including, without limitation roof warranties), or condemnation proceeds, or other tenants of the Building;

(9)           Except as provided in Paragraphs 2D, 3A-E and 6A hereof, any other capital repairs or replacements, other than those made in order to reduce or minimize an increase in Common Area Charges (the cost of which will be amortized in the same manner as provided in Paragraph 2E above);

(10)         Income and franchise taxes of the Landlord which are prohibited from being charged to Tenant as Taxes hereunder, unless such are imposed, wholly or partially, in lieu of real property taxes or ad valorem assessments against the Land, Building and/or Premises or as a sales tax on rents;

(11)         Legal fees associated with the financing, refinancing or sale of the Building;

(12)         Costs of repairing latent construction defects in the Building;

(13)         Costs or expenses incurred in connection with negotiations or disputes with other tenants, other occupants (if any) or prospective tenants;

(14)         Costs or expenses solely attributable to a breach by Landlord of its covenants, conditions, obligations and duties hereunder that would not have been incurred at all, but for such breach by Landlord;

(15)         Cost paid or incurred in connection with the removal, replacement, enclosure and capsulation or other treatment of any hazardous materials brought into the Premises prior to the Commencement Date or that were brought onto the Premises by Landlord or any other tenant subsequent to the Commencement Date;

(16)         Salaries of Landlord’s employees above the position of Building manager, including, but not limited to, administrative, executive and partner wages and salaries;

(17)         Costs of any charitable or political contributions made by Landlord;

(18)         Cost of acquiring, leasing, restoring, removing or replacing sculpture, paintings or other objects of art;

(19)         To the extent any cost includable in Common Area Charges are incurred with respect to both the Building and other properties, there shall be excluded from the Common Area Charges a fair and reasonable percentage thereof which is properly allocable to such other properties;

(20)         Cost of the original construction of the Building, “tap fees” or water, gas or sewer connection fees payable in connection with the original construction of the Building; and

(21)         All costs and expenses incurred by Landlord in connection with the formation, and maintaining in good standing, of any corporate or other legal entity that constitutes Landlord.

                4.             TAXES.

                A.            Landlord agrees to pay all taxes, assessments and governmental charges of any kind and nature (collectively referred to herein as “Taxes”) that accrue against the Premises, and/or the Land and/or improvements of which the Premises are a part.  (For purposes of this Lease, the term “Taxes” shall include the amount of any taxes that would otherwise be imposed but for the provisions of any tax abatement agreement with respect to which Landlord is a party which is entered into pursuant to chapter 312 of the Texas Tax Code; and for purposes of this Lease, such abated taxes shall be deemed to be payable by Landlord.)  Except as provided in the following sentence, Taxes shall exclude franchise, inheritance, gift, gross receipts or income tax, transfer or successor tax or other similar tax.  If at any time during the Term of this Lease, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received herefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Land and improvements of which the Premises are a part (including, without limitation, any and all taxes assessed against Landlord and attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code or any amendment, adjustment or replacement thereof), then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.  Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the building and grounds within the applicable taxing jurisdiction.  Tenant agrees to pay its proportionate share (which shall not exceed $2,500 per calendar year) of the cost of such consultant.

                B.            Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises.  If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand Tenant shall pay to Landlord such taxes.  In addition, if the Building is a multiple occupancy building and the cost of any improvements constructed to Tenant’s Premises is disproportionately higher than the cost of improvements constructed to the premises of other tenants of the Building, then upon demand Tenant shall pay the amount of Taxes attributable to such disproportionately more expensive improvements, in addition to Tenant’s proportionate share of Taxes.

C.            Tenant shall have the right (unless Landlord shall in good faith agree to contest, at Tenant’s sole expense, such tax increase) to contest or resist, in good faith, diligently and by appropriate proceedings, the validity of the amount or rate of any increase or proposed increase in the Taxes, all at Tenant’s sole expense.  If Landlord shall agree to contest such Taxes, Landlord shall do so at Tenant’s expense (the cost of which contest, if involving the property of Landlord in addition to the Premises, shall be allocated to Tenant on a reasonable and equitable basis but subject to the last sentence of Paragraph 4A), under the direction and control of Landlord (which shall make all decisions in connection therewith, subject to Tenant’s right to monitor Landlord’s conduct of such contest proceeding); if Landlord elects not to contest such Taxes or, having elected to contest such Taxes, fails to contest such Taxes diligently and in good faith, and such failure continues uncured beyond a reasonable time following written notice from Tenant to Landlord, or if Tenant reasonably determines that Landlord is not pursuing an adequately aggressive position with respect to such tax contest and Landlord fails to comply with Tenant’s reasonable request with respect thereto, Tenant shall have the right to itself contest such Taxes.  It shall be a condition precedent to Tenant’s right to contest any such Taxes that Tenant provide Landlord with security (in a form reasonably acceptable to Landlord and Landlord’s mortgagee) in an amount reasonably necessary to assure full payment of such Taxes being contested, together with all penalties, fines and interest and other fees and amounts that could be collected by the taxing authority in case the contest is unsuccessful (but in any event not less than the amount reasonably required by Landlord’s mortgagee in connection with such contest of Taxes).  In determining the security required pursuant to the immediately preceding sentence, due regard shall be given to Tenant’s contractual obligations with respect to Taxes pursuant to Paragraph 2(C) above.  Tenant shall in all events pay all such contested Taxes (together with all penalties, fines, interest and such other fees and amounts) at least thirty (30) days prior to the date on which the Premises (or any portion thereof) are scheduled for any unstayed foreclosure on account of nonpayment thereof.  Tenant shall indemnify and hold harmless Landlord from and against any and all expenses, liabilities and claims (including but not limited to attorneys’ fees) incurred by or asserted against Landlord or the Project arising as a result of any such contest by Tenant.  Landlord and Tenant agree to reasonably cooperate with one another in connection with all contests of Taxes under this Lease.

                5.             LANDLORD’S REPAIRS.

                A.            Tenant understands and agrees that Landlord’s maintenance, repair and replacement obligations are limited to those expressly set forth in this Paragraph 5.  Landlord, at its own cost and expense, shall be responsible only for repair and replacement of the foundation (below slab on grade) and the structural members of the roof (including the roof membrane and metal decking to the extent covered by any existing warranties, but subject to any penetrations performed by or at the request of Tenant [other than the Leasehold Improvements] which shall be Tenant’s responsibility if performed by a Tenant engaged contractor not certified by the manufacturer or otherwise by Tenant or its contractors in a manner that would void any applicable warranty) and exterior walls of the Building, reasonable wear and tear excluded.  The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries.  Tenant shall immediately give Landlord written notice of defect or need for repairs after which Landlord shall have reasonable opportunity to repair same or cure such defect.  In addition to the foregoing, Landlord shall, at its sole expense (not subject to reimbursement as a Common Area Charge), repair any damage to the Premises or the Building caused by the negligent or intentional acts or omissions of Landlord or Landlord’s employees, agents or invitees, or caused by Landlord’s default hereunder.

                B.            Additionally, Landlord shall repair, maintain and replace (subject to Tenant’s reimbursement obligations pursuant to Article 2) those items listed in Paragraphs 3A - 3C (other than the repair, replacement and maintenance of the items which are Tenant’s responsibility pursuant to Paragraph 6) in a commercially reasonable manner consistent with the manner in which projects of a similar type, character and location are maintained.  Landlord shall promptly commence and diligently pursue to completion the performance of all repairs or maintenance that are the responsibility of Landlord under the Lease and in performing such shall use commercially reasonable efforts to avoid material interference with Tenant’s operations in the

Premises.  Further, Landlord agrees to use commercially reasonable efforts, consistent with the Landlord’s usual practices, to enforce warranties available to Landlord with respect to any repairs required of Landlord under this Lease.

                6.             TENANT’S REPAIRS AND MAINTENANCE.

                A.            Subject to the provisions of Article 5 above and Article 11 below, Tenant, at its own cost and expense, shall (i) maintain all parts of the Premises (including, but not limited to, the floor slab of the Premises and the mechanical, electrical, plumbing, sewer, sprinkler and other life-safety equipment, fixtures and systems forming a part of the Premises), in good, neat, clean, sanitary and operable condition and (ii) promptly make all necessary repairs and replacements to the Premises in a good and workmanlike manner.  In addition to the foregoing, Tenant shall, at its sole expense, repair any damage to the Premises or the Building caused by the negligent or intentional acts or omissions of Tenant or Tenant’s employees, agents or invitees, or caused by Tenant’s default hereunder.

                B.            In addition to Tenant’s other obligations hereunder, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing all hot water, heating and air conditioning and elevator systems and equipment within or serving the Premises.  The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual (to  be provided to Tenant at the time of substantial completion of the Leasehold Improvements) and an executed copy of such contract must be provided to Landlord prior to the date Tenant takes possession of the Premises.

                C.            Tenant’s obligations with respect to the “floor slab” of the Premises pursuant to Paragraph 6A(i) above (i) shall be construed as referring to the slab on grade of the Premises and not the foundation of the Building, and (ii) shall apply only to the extent that the repair and maintenance of the floor slab is not caused by the failure of the foundation of the Building or by a defect in materials or workmanship in the initial pouring of such slab.

                7.             ALTERATIONS.

A.            Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord provided, however, Tenant may, without Landlord’s consent, make alterations which are non-structural in character, do not affect the Building systems, and the cost of which does not exceed $10,000.00 during the Term of this Lease (“Permitted Non-Structural Alterations”).  Tenant, at its own cost and expense, may erect such shelves, racks, bins, machinery and trade fixtures as it desires.  Notwithstanding the foregoing, the installation of such shelves, racks, bins, machinery, trade fixtures and Permitted Non-Structural Alterations shall be subject to the conditions that:  (i) such items do not alter the basic character of the Premises or the Building and/or improvements of which the Premises are a part; (ii) such items do not overload or damage the Premises, the Building or such improvements; (iii) such items may be removed without injury to the Premises; and (iv) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and with Landlord’s specifications and requirements.  All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the Term of this Lease.  All Permitted Non-Structural Alterations, shelves, racks, bins, machinery and trade fixtures installed by Tenant shall be removed on or before the earlier to occur of the date of termination of this Lease or vacating of the Premises by Tenant, at which time, subject to Paragraph 11, Tenant shall restore the Premises to their original condition, reasonable wear and tear excepted; notwithstanding the foregoing, Tenant shall not be required to remove (i) any Permitted Non-Structural Alterations, if prior to installation, Tenant obtains Landlord’s express written consent for such alterations to remain after termination; and (ii) the skylights and associated ductwork shown on the Plans (as defined in Exhibit “C”), if, prior to lease termination, Landlord provides Tenant with express, written consent to leave such in place.  All alterations, installations, removals and restoration shall be performed in a good and workmanlike manner so as not to damage or alter the primary structure or structural qualities of the Building and other improvements situated on the Premises or of which the Premises are a part.  Notwithstanding anything to the contrary contained herein, it is agreed that the use of and access to the roof of the Building is expressly reserved to Landlord and is expressly denied to Tenant.  Tenant shall not penetrate the roof of the Building in any manner, nor install or construct any alterations, additions or improvements thereon, nor otherwise use or occupy the roof at any time during the Term hereof, without the Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

B.            Tenant and AIL Investment, L.P., an affiliate of Landlord, have entered into that certain License Agreement dated on or about the date hereof (“Solar License”), regarding Tenant’s right to install and operate a solar photovoltaic system on property situated near the Building.  Any default by Tenant under that Solar License shall be an Event of Default hereunder.

                8.             SIGNS.  Any signage, decorations, advertising media, blinds, draperies, window treatments, bars, and security installations Tenant desires for the Premises shall be subject to Landlord’s prior written approval and shall be submitted to Landlord prior to the Commencement Date.  Tenant shall repair, paint, and/or replace the Building facia surface to which its signs are attached upon vacation of the Premises, or the removal or alteration of its signage, all at Tenant’s sole cost and expense.  Tenant shall not (i) make any changes to the exterior of the Premises, (ii) install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or (iii) erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent.  All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord and to the requirements of all covenants, conditions and restrictions applicable to the Premises and the Building (including, but not limited to, approval by the Development Review Board).

                9.             UTILITIES.  Tenant shall timely pay for all separately metered or sub-metered water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, deposits, surcharges or the like pertaining to Tenant’s use of the Premises, and any maintenance charges for utilities.  Other than costs described in Paragraph 3F(20), Tenant shall pay all impact or other fees associated with utility hook-ups, meter installations or services to the Premises.  Landlord shall have the right to cause any of said services to be separately metered to Tenant at Tenant’s expense.  Tenant shall pay its proportionate share of all usage charges for jointly metered utilities (including, but not limited to the cost of utilities consumed in connection with providing electrical power for the Building’s canopy lighting, the lighting of the parking facilities and other common areas and facilities associated with the Building, the Building’s fire pump room and irrigation system, as well as other electricity gauged by the “house meter”).  Landlord shall not be liable for any interruption or failure of utility service on the Premises unless caused by Landlord’s negligence or willful misconduct in which case Landlord shall promptly cause such service to be restored.

                10.           INSURANCE.

                A.            Landlord shall maintain insurance covering the Building of which the Premises are a part (including the Leasehold Improvements to be installed by Landlord pursuant to Exhibit “C”) in an amount not less than the “replacement cost” thereof insuring against the perils and costs of Fire, Lightning, Extended Coverage, Vandalism and Malicious Mischief and such other insurance as Landlord shall deem necessary.

                B.            Tenant, at its own expense, shall maintain during the Term of this Lease a policy or policies of worker’s compensation and commercial general liability insurance, including personal injury and property damage, with contractual liability coverage, in the amount of Two Million Dollars ($2,000,000.00) for property damage and Two Million Dollars ($2,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises.  Tenant, at its own expense, also shall maintain during the Term of this Lease (i) “All Risks” or “Special Causes of Loss” property insurance covering the replacement cost of all alterations, additions, partitions and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant (other than the Leasehold Improvements to be installed by Landlord pursuant to Exhibit “C”), and all of Tenant’s personal property contained within the Premises and (ii) business interruption insurance insuring loss of profits in the event of an insured peril damaging the Premises.  Said policies shall (i) name Landlord and Landlord’s property manager (currently, Hillwood Alliance Services, LLC) as additional insureds and insure Landlord’s and Landlord’s property manager’s contingent liability under this Lease (except for the worker’s compensation policy, which instead shall include a waiver of subrogation endorsement in favor of Landlord and Landlord’s property manager), (ii) be issued by an insurance company which is acceptable to Landlord, but in no event with a carrier having an A. M. Best rating lower than A-VII, (iii) provide that said insurance shall not be cancelled unless thirty (30) days prior written notice shall have been given to Landlord, and (iv) include a waiver of subrogation in favor of Landlord, Landlord’s property manager, and Landlord’s mortgagee.  In addition, such insurance provided by Tenant shall be primary coverage for Landlord (and Landlord’s property manager, if applicable) when any policy issued to Landlord (and Landlord’s property manager, if applicable) is similar or duplicate in coverage, and Landlord’s policy shall be excess over Tenant’s policies.  All insurance policies carried by Tenant hereunder shall expressly provide (by endorsement or otherwise) that Landlord’s rights thereunder shall be assignable to Landlord’s mortgagee who shall be shown as an additional insured thereon.  Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Term of the Lease and upon each renewal of said insurance.

                C.            Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk, or (iii) cause the disallowance of any sprinkler credits, including without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly inflammable.  If any increase in the cost of any insurance on the Premises or the Building of which the Premises are a part is caused by Tenant’s use of the Premises, or because Tenant, in default hereof, vacates the Premises prior to the expiration of this Lease, then Tenant shall pay the amount of such increase to Landlord.

                11.           FIRE AND CASUALTY DAMAGE.

                A.            If the Premises or the Building of which the Premises are a part should be damaged or destroyed by fire or other peril, Tenant immediately shall give written notice to Landlord.  If the Building of which the Premises are a part should be totally destroyed by any peril which would be covered by the insurance which Landlord is required to maintain under Paragraph 10A above, or if they should be so damaged thereby that, in Landlord’s estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after Landlord’s receipt of all insurance proceeds with respect to such damage and receipt of permits and licenses required to commence reconstruction, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

                B.            If the Building of which the Premises are a part should be damaged by any peril which would be covered by the insurance which Landlord is required to maintain under Paragraph 10A above, and in Landlord’s estimation, rebuilding or repairs can be substantially completed within one hundred eighty (180) days after the date of Landlord’s receipt of all insurance proceeds with respect to such damage and receipt of permits and licenses required to commence reconstruction, this Lease shall not terminate, and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in, or about the Premises for the benefit of, or by or for Tenant, other than the Leasehold Improvements described in Exhibit “C.”  Effective upon the date of the occurrence of such damage and ending upon substantial completion, if the Premises are untenantable in whole or part during such period, the rent shall be reduced to such extent as may be fair and reasonable under all of the circumstances.  If such repairs and rebuilding have not been substantially completed within one hundred eighty (180) days after the date of Landlord’s receipt of all insurance proceeds and receipt of permits and licenses required to commence reconstruction (subject to Force Majeure Delays [hereinafter defined] and any delays caused by Tenant or its employees, agents or contractors), Tenant, as Tenant’s exclusive remedy, may terminate this Lease by delivering written notice of termination to Landlord in which event the rights and obligations hereunder shall cease and terminate (except as expressly provided to the contrary herein).

                C.            Notwithstanding anything herein to the contrary (i) in no event shall Landlord be required to expend a sum greater than the net insurance proceeds actually received by Landlord with respect to the damage in question in connection with Landlord’s repair and restoration obligations hereunder, and (ii) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made known by any such holder, whereupon all rights and obligations hereunder shall cease and terminate (except as expressly provided to the contrary herein).

                D.            Landlord hereby waives and releases Tenant (but only to the extent of the insurance coverage required to be maintained by the respective parties hereunder) of and from any and all rights of recovery, claim, action or cause of action, against Tenant and its agents, officers and employees, for any liability, loss or damage that may occur to the Premises, improvements or the Building of which the Premises are a part, or personal property (building contents) within the Building and/or Premises as the result of any fire or other casualty required to be insured against under this Lease. Tenant hereby waives and releases Landlord and Landlord’s property manager (but only to the extent of the insurance coverage required to be maintained by the respective parties hereunder) of and from any and all rights of recovery, claim, action or cause of action, against Landlord and Landlord’s property manager, and their agents, officers and employees, for any liability, loss or damage that may occur to the Premises, improvements or the Building of which the Premises are a part, or personal property (building contents) within the Building and/or Premises as the result of any fire or other casualty required to be insured against under this Lease.  Each party to this Lease agrees immediately after execution of this Lease to give each insurance company, which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this subparagraph and to have the insurance policies properly endorsed to reflect such waivers.

                12.          LIABILITY AND INDEMNIFICATION.  EXCEPT FOR ANY CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT TENANT HAS RELEASED, LANDLORD SHALL INDEMNIFY, PROTECT, HOLD HARMLESS AND DEFEND TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, PARTNERS, DIRECTORS, OFFICERS AND ANY AFFILIATES OF THE ABOVE-MENTIONED PARTIES (COLLECTIVELY, THE “TENANT AFFILIATES”) FROM AND AGAINST ANY AND ALL OBLIGATIONS, SUITS, LOSSES, JUDGMENTS, ACTIONS, DAMAGES, CLAIMS OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ALL COSTS, ATTORNEYS’ FEES, AND EXPENSES INCURRED IN CONNECTION THEREWITH) (I) FOR ANY INJURY OR DAMAGE TO ANY PERSON IN, ON OR ABOUT THE PREMISES OR ANY PART THEREOF AND/OR THE BUILDING OF WHICH THE PREMISES ARE A PART, WHEN SUCH INJURY OR DAMAGE SHALL BE CAUSED BY THE ACT, NEGLECT, FAULT OF, OR OMISSION OF ANY DUTY WITH RESPECT TO THE SAME BY LANDLORD, ITS AGENTS, SERVANTS AND EMPLOYEES OR (II) ARISING FROM A BREACH, VIOLATION OR NONPERFORMANCE OF ANY TERM, PROVISION, COVENANT OR AGREEMENT OF LANDLORD HEREUNDER, OR A BREACH OR VIOLATION BY LANDLORD OF ANY COURT ORDER OR ANY LAW, REGULATION OR ORDINANCE OF ANY FEDERAL, STATE, OR LOCAL AUTHORITY (EXCEPT TO THE EXTENT THE INDEMNIFIED LOSS IS CAUSED BY THE NEGLIGENCE OR INTENTIONAL

MISCONDUCT OF TENANT AND/OR ANY TENANT AFFILIATES, IN WHICH EVENT THIS INDEMNITY SHALL NOT APPLY TO THE ALLOCABLE SHARE OF SUCH LOSS RESULTING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF TENANT AND/OR ANY TENANT AFFILIATES).  EXCEPT FOR ANY CLAIMS, RIGHTS OF RECOVERY AND CAUSES OF ACTION THAT LANDLORD HAS RELEASED, TENANT SHALL INDEMNIFY, PROTECT, HOLD HARMLESS AND DEFEND LANDLORD, ITS AGENTS, EMPLOYEES, CONTRACTORS, PARTNERS, DIRECTORS, OFFICERS AND ANY AFFILIATES OF THE ABOVE-MENTIONED PARTIES (COLLECTIVELY THE “LANDLORD AFFILIATES”) FROM AND AGAINST ANY AND ALL OBLIGATIONS, SUITS, LOSSES, JUDGMENTS, ACTIONS, DAMAGES, CLAIMS OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ALL COSTS, ATTORNEYS’ FEES, AND EXPENSES INCURRED IN CONNECTION THEREWITH) IN CONNECTION WITH ANY LOSS, INJURY OR DAMAGE (I) TO ANY PERSON OR PROPERTY WHATSOEVER OCCURRING IN, ON OR ABOUT THE PREMISES OR ANY PART THEREOF AND/OR OF THE BUILDING OF WHICH THE PREMISES ARE A PART, THE USE OF WHICH TENANT MAY HAVE IN ACCORDANCE WITH THIS LEASE, WHEN SUCH INJURY OR DAMAGE SHALL BE CAUSED BY THE ACT, NEGLECT, FAULT OF, OR OMISSION OF ANY DUTY WITH RESPECT TO THE SAME BY TENANT, OR ANY TENANT AFFILIATES, OR INVITEES, OR (II) ARISING FROM A BREACH, VIOLATION OR NON-PERFORMANCE OF ANY TERM, PROVISION, COVENANT OR AGREEMENT OF TENANT HEREUNDER, OR A BREACH OR VIOLATION BY TENANT OF ANY COURT ORDER OR ANY LAW, REGULATION, OR ORDINANCE OF ANY FEDERAL, STATE OR LOCAL AUTHORITY, EXCEPT TO THE EXTENT THE INDEMNIFIED LOSS IS CAUSED BY THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LANDLORD AND/OR LANDLORD AFFILIATES IN WHICH EVENT THIS INDEMNITY SHALL NOT APPLY TO THE ALLOCABLE SHARE OF SUCH LOSS RESULTING FROM THE NEGLIGENCE OR INTENTIONAL MISCONDUCT OF LANDLORD AND/OR LANDLORD AFFILIATES.  IF ANY CLAIM IS MADE AGAINST LANDLORD OR LANDLORD AFFILIATES, OR AGAINST TENANT OR TENANT AFFILIATES (AS APPLICABLE), THE INDEMNIFYING PARTY, AT ITS SOLE COST AND EXPENSE, SHALL DEFEND ANY SUCH CLAIM, SUIT OR PROCEEDING BY OR THROUGH ATTORNEYS SATISFACTORY TO THE INDEMNIFIED PARTY.  THE PROVISIONS OF THIS PARAGRAPH 12 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LEASE WITH RESPECT TO ANY CLAIMS OR LIABILITY OCCURRING PRIOR TO SUCH EXPIRATION OR TERMINATION.

                13.           USE.  The Premises shall be used only for the purpose of research and development, receiving, storing, assembling, manufacturing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto.  Tenant acknowledges that it does not intend to use the Premises to serve the public.  Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent.  Tenant shall comply with (i) all governmental laws, ordinances and regulations applicable to the use and occupancy of the Premises, and promptly shall comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense, (ii) the requirements of all deed restrictions, restrictive covenants and other covenants, conditions and restrictions affecting the Building and/or the Land, and (iii) the requirements of “Alliance Development Guidelines” as may exist from time to time, and all amendments thereto (provided that any amendments to such deed restrictions, restrictive covenants and other covenants, conditions and restrictions as well as amendments to the “Alliance Development Guidelines” shall not materially adversely interfere with the Permitted Use).  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other lessees of the Building of which the Premises are a part.  Tenant shall, at Tenant’s sole cost, obtain all permits required for Tenant’s use of the Premises.

                14.           INSPECTION.  Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any time, upon at least 24 hours’ prior notice (which may be telephonic notice), and accompanied by a representative of Tenant (which representative Tenant agrees to make available for the purpose of such entry), to (i) inspect the Premises, (ii) make such repairs as may be required or permitted pursuant to this Lease, and (iii) show the Premises to prospective purchasers of, or parties who are anticipated to provide financing with respect to, the Building.  Notwithstanding the foregoing, Landlord shall have the right to enter the Premises at any time, without notice to Tenant, in case of an emergency posing a threat to persons or property.  During the period that is six (6) months prior to the end of the Term of this Lease, upon telephonic notice to Tenant, Landlord and Landlord’s representatives may enter the Premises upon at least 24 hours’ prior notice (which may be telephonic notice), and accompanied by a representative of Tenant (which representative Tenant agrees to make available for the purpose of such entry) during business hours for the purpose of showing the Premises.  In addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available.  Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.  If Tenant fails to give such notice or to arrange for such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repairs and restoration of the Premises.

                15.           ASSIGNMENT AND SUBLETTING

                A.            Tenant shall not assign (either voluntarily, nor permit assignment by operation of law), sublet, transfer or encumber this Lease, or any interest therein (each, a “Transfer”), without the prior written consent of Landlord.  Any attempted Transfer by Tenant in violation of the terms and covenants of this Paragraph shall be void.  No Transfer, whether consented to by Landlord or not, shall relieve Tenant of its liability hereunder.  In the event Tenant desires to effect a Transfer, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such Transfer, which notice shall set forth the name of the proposed sublessee, assignee or other Transferee (as defined below), the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed Transferee (a “Transfer Request”).  Landlord shall be entitled to charge Tenant a reasonable fee for processing Tenant’s request for any Transfer (other than to an

Affiliate [defined below]), including, but not limited to, Landlord’s reasonable out-of-pocket expenses and attorneys’ fees.

                B.            In addition to, but not in limitation of, Landlord’s right to approve of any Transferee (other than any Affiliate), Landlord shall have the option, in its sole discretion, in the event of any proposed Transfer (other than to an Affiliate), to terminate this Lease, or in case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the Transfer is to be effective.  The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof (“Recapture Notice”) within sixty (60) days following Landlord’s receipt of the Transfer Request as required above.  If this Lease shall be terminated with respect to the entire Premises pursuant to this Paragraph, the Term of this Lease shall end on the date stated in the Recapture Notice as if that date had been originally fixed in this Lease for the expiration of the Term hereof (“Cancellation Date”); provided, however, that effective on the Cancellation Date Tenant shall pay Landlord all amounts, as estimated by Landlord, payable by Tenant to such date with respect to taxes, insurance, repairs, maintenance, restoration and other obligations, costs or charges which are the responsibility of Tenant hereunder.  Further, upon any such cancellation Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease, except with respect to obligations or liabilities which have accrued hereunder as of such Cancellation Date (in the same manner as if such Cancellation Date were the date originally fixed in this Lease for the expiration of the Term hereof) and except for those obligations and liabilities which, by the express terms of this Lease, are to survive any expiration or termination hereof.  If Landlord recaptures only a portion of the Premises under this Paragraph, the Base Rent during the unexpired Term hereof shall abate proportionately based on the rent per square foot contained in this Lease as of the date immediately prior to such recapture.  Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed Transfer, whether or not the Premises are recaptured pursuant hereto and rented by Landlord to the proposed tenant or any other tenant.

                C.            Upon the occurrence of a Transfer (other than to an Affiliate), whether or not consented to by Landlord, or mandated by judicial intervention, Tenant hereby assigns, transfers and conveys to Landlord all rents or other sums received or receivable by Tenant under any such assignment or sublease, which are in excess of the rents and other sums payable by Tenant under this Lease (or in case of a sublease, which are in excess of the rents and other sums payable by Tenant with respect to the portion of the Premises that is subleased), and agrees to pay such amounts to Landlord within ten (10) days after receipt.

                D.            If this Lease is assigned to any person or entity pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. § 101 et. seq. (the “Bankruptcy Code”), and except as otherwise provided in the Bankruptcy Code or orders of the applicable bankruptcy court, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code.  Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

                E.             Any assignee, sublessee or transferee of Tenant’s interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “Transferees”), by accepting any such Transfer shall be deemed to have assumed Tenant’s obligations hereunder, and shall be deemed to have assumed liability to Landlord for all amounts paid to persons other than Landlord by such Transferees.  No Transfer, whether consented to by Landlord or not or permitted hereunder, shall relieve Tenant of its liability hereunder.  If an Event of Default occurs while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such Transferee all rents payable to Tenant and apply such rent against any sums due Landlord hereunder.  No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

                F.             Notwithstanding any provision of this Lease to the contrary, Tenant may, without Landlord’s consent, but upon prior reasonable notice to Landlord, assign the Lease or sublet the Premises or any portion thereof to any person or entity (i) which controls, is controlled by, or is under common control with Tenant, or (ii) (provided such person or entity would have a tangible net worth [determined in accordance with generally accepted accounting principles consistently applied] immediately following such acquisition that is equal to or greater than the net worth of Tenant as of the date immediately prior to such acquisition) which acquires substantially all the assets of Tenant as a going concern (each such corporation, person or entity described in clauses (i)-(ii) above, an “Affiliate”); provided, however, that the Affiliate assumes in writing all of Tenant’s obligations under the Lease.

                G.            Landlord agrees that it shall not unreasonably withhold its consent to any assignment or subletting proposed to be entered into by Tenant.  In considering whether it should consent to any subletting or assignment requested by Tenant, Landlord may take into consideration (among other factors) the credit standing of the proposed assignee or subtenant, the purpose for which the Premises would be used by the proposed assignee or subtenant (including whether such use would violate any exclusive use rights that might be in existence and by which Landlord may be bound, or violate any deed restrictions, restrictive covenants, covenants, conditions and restrictions, or the “Alliance Developments Guidelines”, as may then be in existence, it being understood and agreed that Landlord shall have the right to refuse its consent if the proposed use by the assignee or subtenant would result in any such violation), the length of the proposed sublease, the business reputation of the proposed assignee or subtenant, whether the proposed assignee’s or subtenant’s operations would involve use of hazardous substances, and all other relevant factors.  Notwithstanding the foregoing, it is agreed that Landlord’s determination as to the credit standing and the business reputation of the proposed assignee or sublessee may be made in Landlord’s sole and absolute discretion it being understood and agreed that Landlord shall have the right to refuse its consent if such credit standing or reputation is unacceptable to Landlord.  Notwithstanding anything to the contrary contained herein, Landlord, in its sole and absolute discretion, may refuse to consent to a sublease or assignment of any portion of the

Premises to (i) any party who is a then current tenant of Landlord or an affiliate of a then current tenant of Landlord or a then current tenant of an affiliate of Landlord or an affiliate of a then current tenant of an affiliate of Landlord, or (ii) any other party who owns property in (or who is a user or occupant of property in) the Alliance development or the Circle T development but, in each case, only if Landlord or an affiliate of Landlord has space (in shell condition or better condition) available (at the time Landlord’s consent is sought) which is sufficient to satisfy the applicable needs of the proposed assignee or subtenant and is located within or in the vicinity of the Alliance development or the Circle T development.

                16.           CONDEMNATION.  If any portion of the Project is taken which in Landlord’s judgment would materially impair the ownership or operation of the Building or as a result of such taking Landlord’s mortgagee accelerates the payment of indebtedness secured by the Project, then upon written notice by Landlord this Lease shall terminate and the rent shall be apportioned as of such date. If more than twenty-five percent (25%) of the Premises are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by a conveyance in lieu thereof, and the taking prevents or materially interferes with the use of the Premises for the purpose for which they were leased to Tenant, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date of such taking.  If less than twenty-five percent (25%) of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by a conveyance in lieu thereof, this Lease shall not terminate (except as may be permitted in the first grammatical sentence of this Paragraph 16), but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.  All compensation awarded in connection with or as a result of any of the foregoing proceedings shall be the property of Landlord; and Tenant hereby assigns any interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant’s fixtures and improvements, if a separate award for such items is made to Tenant.

                17.           HOLDING OVER.  At the termination of this Lease by its expiration or otherwise, Tenant immediately shall deliver possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed.  If, for any reason, Tenant retains possession of the Premises or any part thereof after such termination, or fails to complete any repairs required hereby, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes either (i) the creation of a month to month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental (or daily rental under (ii)) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as additional rent, be equal to double the rental being paid monthly to Landlord under this Lease immediately prior to such termination (prorated in the case of (ii) on the basis of a 365-day year for each day Tenant remains in possession).  If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the rent in the preceding sentence.  Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises.  The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided.  The preceding provisions of this Paragraph 17 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.

                18.           QUIET ENJOYMENT.  Landlord has the authority to enter into this Lease and so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term hereof without hindrance from Landlord subject to the terms and provisions of this Lease.  If this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases.

                19.           EVENTS OF DEFAULT.  The following events (herein individually referred to as an “Event of Default”) each shall be deemed to be an event of default by Tenant under this Lease:

                A.            Tenant shall fail to pay any installment of the Base Rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue until the later to occur of (i) a period of five (5) days from the date such payment was due or (ii) five (5) days after written notice of delinquency is delivered to Tenant; provided, however, Tenant shall be entitled to the written notice and opportunity to cure in clause (ii) on only one (1) occasion during any twelve (12) month period.

                B.            Any guarantor of Tenant’s obligations hereunder shall:  (i) become insolvent; (ii) admit in writing its inability to pay its debts; (iii) make a general assignment for the benefit of creditors; (iv) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property; or (v) take any action to authorize or in contemplation of any of the actions set forth above in this Paragraph.

                C.            Any case, proceeding or other action against any guarantor of Tenant’s obligations hereunder shall be commenced seeking:  (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent; (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (a) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof or (b) shall remain undismissed for a period of forty-five (45) days.

                D.            Subject to Paragraph 20K below, Tenant shall (i) fail to take possession of the Premises upon substantial completion of the Leasehold Improvements, (ii) vacate, desert, or abandon all or a substantial portion of the Premises, or threaten to do so or (iii) fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in default in payment of the rental payments due under this Lease.

                E.             Tenant shall fail to discharge (or bond around as provided in Paragraph 22) any lien placed upon the Premises in violation of Paragraph 22 hereof within thirty (30) days after Tenant has received notice of any such lien or encumbrance.

                F.             Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed above in this Paragraph 19), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant, or such longer time period (not to exceed ninety (90) days) if Tenant is unable to reasonably cure such failure within thirty (30) days so long as Tenant commences such cure within thirty (30) days and diligently pursues such cure to completion.

                G.            Tenant, its bankruptcy trustee, or any entity authorized by court order to act on behalf of Tenant, shall reject this Lease under 11 U.S.C. sec. 365(a) or any other provision of Title 11 of the United States Code, or the deemed rejection of this Lease by operation of law under 11 U.S.C. sec. 365(d)(4).  Any such rejection of this Lease terminates this Lease, without notice of any kind to Tenant, effective on the later of:  (1) the date Tenant vacates the Premises following such rejection; (2) the date the Bankruptcy Court with jurisdiction over Tenant’s bankruptcy case enters an order on its docket authorizing Tenant to reject this Lease; or (3) the date this Lease is deemed rejected under 11 U.S.C. sec. 365(d)(4).

                H.            Failure to deliver subordination or attornment instruments or any estoppel certificate within the time period set forth in Section 21 and Section 24(d) of this Lease and such failure continues for more than ten (10) days after notice thereof.

                20.           REMEDIES.

                A.            Upon each occurrence of an Event of Default, Landlord shall have the option to pursue, without any notice or demand, any one or more of the following remedies and/or any other remedies to which Landlord is entitled at law or in equity:

                                                                (1)           Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord.  If Tenant fails to do so, Landlord may, without any further notice and without prejudice to any other remedy Landlord may have for possession or arrearages in rental, enter upon and take possession of the Premises and remove Tenant and its effects without being liable for prosecution or any claim for damages therefor, and Tenant shall indemnify Landlord for all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises or otherwise, including any loss of rental for the remainder of the Term.

                                                                (2)           If the Event of Default relates to nonpayment of Base Rent or any other monetary sum due hereunder, or the desertion, vacation or abandonment of the Premises, terminate this Lease, in which event Tenant’s default shall be deemed a total and entire breach of Tenant’s obligations under this Lease and Tenant immediately shall become liable for damages in an amount equal to the excess of (i) the total rental for the remainder of the Term, discounted at the Prime Rate (hereinafter defined) to the then present value, together with all other expenses incurred by Landlord in connection with Tenant’s default, all sums due pursuant to Paragraph 20B below, and the unpaid rental due as of the date of termination, over (ii) the fair market rental value of the Premises for the balance of the Term, discounted at the Prime Rate to the then present value.  For the purposes of clause (i) above, the components of monthly rent (other than Base Rent) for the remainder of the Term shall be deemed to be equal to the respective monthly amounts thereof as were due and payable during the month in which the Lease was terminated.  It is acknowledged, intended and agreed that the amounts which Landlord is entitled to recover under this Paragraph 20A(2) constitute liquidated damages and not a penalty for Tenant’s defaults related to nonpayment of rental, or the desertion, vacation or abandonment of the Premises.  Such amounts constitute the parties’ best, good faith, and reasonable estimate of the damages which would be suffered by Landlord in the event any such default occurs, the exact amount of such damages being difficult or impractical to calculate.

                                                                (3)           Enter upon and take possession of the Premises as Tenant’s agent without terminating this Lease and without being liable for prosecution or any claim for damages therefor, and Landlord may relet the Premises as Tenant’s agent and receive the rental therefor, in which event Tenant shall pay to Landlord on demand all sums due pursuant to Paragraph 20B below, together with any deficiency that may arise by reason of such reletting.

                                                                (4)           Do whatever Tenant is obligated to do under this Lease and enter the Premises, without being liable for prosecution or any claim for damages therefor, to accomplish such purpose.  Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in thus effecting compliance with this Lease on Tenant’s behalf, together with interest thereon at the highest lawful rate from the date Landlord incurs the expense in question until Landlord is reimbursed therefor.

                                                                (5)           Require Tenant to pay any rental in quarterly installments in advance of each calendar quarter during the Term by certified or cashier’s check.

                                                                (6)           Without notice, alter the locks and any other security device or devices which allow Tenant access to the Premises or the Building of which the Premises form a part, and Landlord shall not be required to provide a new key or right of access to Tenant, and restrict or terminate any right to use parking facilities associated with the Building as well as utility services to the Premises.  This Paragraph 20A(6) is intended to and shall supersede the provisions of Section 93.002 of the Texas Property Code.

                                                                (7)           Landlord shall have a duty to mitigate damages under this Lease to the same extent required under Texas law.

                B.            Upon the occurrence of an Event of Default, in addition to any other sum provided to be paid herein, Tenant also shall be liable for and shall pay to Landlord:  (i) brokers’ fees incurred by Landlord in connection with reletting the whole or any part of the Premises; (ii) the costs of removing and storing Tenant’s or other occupant’s property; (iii) the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; (iv) all reasonable expenses incurred in marketing the Premises and (v) all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies.  If either party hereto institutes any action or proceeding to enforce any provision hereof by reason of any alleged breach of any provision of this Lease, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court costs in connection with such proceeding.  If Tenant files a voluntary petition under any chapter of title 11 of the United States Code, or if an involuntary petition is filed against Tenant seeking relief under any chapter of title 11 of the United States Code, Tenant acknowledges that Landlord may, at its option, retain an attorney to represent Landlord in such bankruptcy case and all attorneys’ fees and expenses (including expenses of consulting or testifying expert witnesses) incurred by Landlord in connection with such bankruptcy case shall be recoverable by Landlord as additional rent under this Lease and shall constitute part of the cure required under 11 U.S.C. sec. 365(b)(1)(A) if Tenant seeks to assume or assume and assign this Lease.

                C.            In the event Tenant fails to make any payment due hereunder when payment is due (subject to any notice and cure periods provided herein), to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such payment; and the failure to pay such amount within five (5) days after demand therefor shall be an additional Event of Default hereunder.  The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

                D.            Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Landlord, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.  Tenant and Landlord further agree that forbearance by Landlord to enforce its rights pursuant to this Lease, at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with that or any subsequent default.

                E.             The term “Prime Rate” as used herein shall mean the per annum “prime rate” of interest as published, on the date on which this Lease is terminated in accordance with this Paragraph 20, by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, or if The Wall Street Journal is not published on the date on which this Lease is terminated, then the “prime rate” of interest as published in The Wall Street Journal on the most recent date prior to the date on which this Lease is so terminated.

                F.             If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying in detail such failure (or if the failure cannot be corrected, through the exercise of reasonable diligence, within such thirty (30)-day period, if Landlord does not commence to correct same within such thirty (30)-day period and thereafter diligently prosecute same to completion), Tenant’s sole and exclusive remedy shall be an action for damages.  Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof.  All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only to the extent accruing during the period of its possession of the Premises and not thereafter.  The term “Landlord” shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of Landlord thereafter accruing, but such covenants and obligations shall be binding during the Term of this Lease upon each new owner for the duration of such owner’s ownership.  Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder.  In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises or of the Building of which the Premises are a part; however, in no event, shall any deficiency judgment of any kind be sought or obtained against Landlord following Tenant’s realization upon the equity or interest then owned by Landlord in the Premises or the Building of which the Premises are a part.

                G.            If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use or (ii) remove and store, all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any landlord thereof or third party having a lien thereon.  Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument.  The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

                H.            Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

                I.              This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant.

                J.             Subject to the fourth sentence of Paragraph 17 above, but notwithstanding anything to the contrary, neither Landlord nor Tenant will ever be liable under this Lease for consequential damages, punitive damages, exemplary damages or special damages.

                K.            Notwithstanding anything to the contrary contained herein, if an Event of Default exists hereunder solely because of the event described in Paragraph 19D of this Lease (i.e., no other Event of Default exists under this Lease except for the Event of Default described in said Paragraph 19D), and so long as Tenant keeps the Premises secure from vandalism and unauthorized users, Landlord’s sole remedy on account of such Event of Default shall be to terminate this Lease by written notice delivered to Tenant (without pursuing any damages against Tenant and without Tenant being required to indemnify Landlord against any damages suffered as a result of any such termination) in which event this Lease shall terminate and the parties shall have no further rights or obligations hereunder (other than such rights and obligations as have accrued as of the effective date of such termination and such rights and obligations as are expressly provided herein as surviving the expiration or termination of this Lease).  The limitation on Landlord’s remedies contained in the immediately preceding sentence shall not apply if another Event of Default (in addition to the Event of Default described in Paragraph 19D) exists, or if Tenant fails to so keep the Premises secure from vandalism and unauthorized users, in which event Landlord shall be entitled to pursue any one or more of its remedies under this Lease, at law and/or in equity.

                21.           MORTGAGES.  Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building of which the Premises are a part; provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust.  Tenant, at any time hereafter within fifteen (15) days after demand therefor, shall execute any instruments, releases or other documents that may be required by any mortgagee, trustee or holder for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage or deed of trust.  Landlord agrees to obtain and deliver to Tenant a subordination non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit “H” and made a part hereof (“SNDA”) executed by Landlord’s current mortgagee with respect to the Building.  Tenant agrees to enter into the SNDA with such mortgagee promptly upon Landlord’s request therefor.  Notwithstanding the foregoing, the subordination of this Lease to any mortgage or deed of trust that is hereafter placed upon the Building is expressly conditioned upon Tenant and the mortgagee or beneficiary under any such mortgage or deed of trust entering into an SNDA in a form reasonably acceptable to Tenant (Tenant hereby agreeing that an SNDA substantially in the form that is attached hereto as Exhibit “H” and made a part hereof is acceptable to Tenant).  Tenant agrees to enter into such SNDA with any such mortgagee or beneficiary promptly upon Landlord’s request therefor.  If any future mortgagee or beneficiary under a mortgage or deed of trust hereafter placed upon the Building desires to subordinate its mortgage or deed of trust to this Lease, Tenant agrees that it shall promptly execute such instrument as may be reasonably required by such mortgagee or beneficiary in order to effect such subordination.

                22.           MECHANIC’S LIENS.  Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs.  Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of Landlord in the Premises or under the terms of this Lease.  Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.  If any mechanics’ or materialmen’s lien (“M&M Lien”) is ever asserted or placed against or attaches to the Project or any portion thereof as a result of any act or omission of Tenant or its agents, then in lieu of paying the claim relating to such M&M Lien Tenant shall have the right to contest the assertion, placement or attachment of such M&M Lien so long as (i) prior to any such contest (and no later than thirty (30) days after such lien has been filed) Tenant at its sole expense provides to Landlord a bond indemnifying against such M&M Lien that complies with Chapter 53, Subchapter H of the Texas Property Code (as amended from time to time) or its successor law, and (ii) Tenant contests such M&M Lien diligently and in good faith; provided, however, the foregoing right of Tenant to contest any such M&M Lien shall not impair or otherwise affect Tenant’s indemnification obligations with respect to such M&M Lien.  If any lien is asserted against the Premises due to acts of Landlord or its agents or contractors, Tenant shall not be obligated to remove such lien (it being agreed that the removal of such lien shall be Landlord’s obligation).

                23.           HAZARDOUS MATERIALS.  Tenant shall never incorporate into, or dispose of, at, in or under the Premises, the Building or the Land any toxic or hazardous materials (as defined hereafter).  Tenant further agrees not to use at, place in, or store at the Premises any toxic or hazardous materials, except for those toxic or hazardous materials that are either (a) office supplies, (b) materials stored in the normal course of Tenant’s business, or (c) kitchen cleaning materials that are generally considered to be a household cleaner and are purchased in a container not larger than one (1) gallon and then only if (i) all such toxic or hazardous materials, supplies and materials are properly labeled and contained, (ii) all such toxic or hazardous materials are stored, handled, transported and disposed of in accordance with highest accepted industry standards and all applicable laws, rules and regulations (including, without limitation, necessary governing permits obtained by Tenant in connection with such use), and (iii) if a material safety data sheet is required under applicable laws to accompany the toxic or hazardous materials, supplies or materials, a copy of such current material safety data sheet is provided to Landlord.  For purposes of this Lease, “toxic or hazardous materials” shall mean hazardous or toxic chemicals or any materials containing hazardous or toxic chemicals at levels or content which cause such materials to be classified as hazardous or toxic as then prescribed by the highest industry standards or by the then current levels or content as set from time to time by the U.S. Environmental Protection Agency (“EPA”) or the U.S. Occupational Safety and Health Administration (“OSHA”) or as defined under 29 CFR 1910 or 29 CFR 1925 or other applicable governmental laws, rules or regulations.  In the event there is a spill of toxic or hazardous materials (other than permitted office supplies and kitchen cleaning supplies) at the Premises, the Building or the Land, Tenant shall notify Landlord of the method, time and procedure for any clean-up and removal of such toxic or hazardous materials; and, Landlord shall have the right to require changes in such method, time or procedure in Landlord’s sole discretion.  In the event there is a spill of a toxic or hazardous material that comes from office supplies in the Premises,

Tenant shall notify Landlord if the spill would in any way endanger or pose a threat to Tenant’s employees, Building maintenance or custodial personnel, other Building tenants or the general public.  In the event of any breach of this provision by Tenant or any contamination of the Premises, the Building or the Land, by Tenant, Tenant shall pay all costs for the removal or abatement or clean-up of any toxic or hazardous materials at the Premises, the Building and the Land and  Tenant at its sole cost and expenses shall remove any contamination to a level satisfactory to Landlord , but in no event to a level and in a manner less than that which complies with the applicable laws. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials during Tenant’s occupancy of the Premises, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises.  In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. Except as may be required by law, Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority regarding the removal of hazardous materials without the written consent of Landlord.

                Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with environmental requirements, its obligations under this Paragraph 23, or the environmental condition of the Premises.  Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations (further, Tenant may require that during such access Landlord’s personnel be accompanied by a representative of Tenant [which representative Tenant agrees to make available for the purpose of such entry]).  Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any material environmental requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.  Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of environmental requirements or release or threat of release of any hazardous materials onto or from the Premises.  Except to the extent prohibited by law, Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of environmental requirements or claim or liability associated with the release or threat of release of any hazardous materials onto or from the Premises

                In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession thereof or elsewhere in or about the Project if caused by Tenant or persons acting under Tenant.  This Paragraph 23 shall survive the expiration or any termination of this Lease.

                24.           MISCELLANEOUS.

                A.            Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

                B.            The terms, provisions and covenants contained in this Lease shall run with the land and shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns, except as otherwise herein expressly provided.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Building and property that are the subject of this Lease.  Upon any Landlord’s conveyance of the Building or the Land, and the assignment of its rights under this Lease, to another party (“Successor”), such Landlord shall be released from its obligations hereunder and the Successor shall become the “Landlord” hereunder from and after the date of any such conveyance and assignment and shall thereafter have all of the rights and obligations of Landlord hereunder, in accordance with the terms hereof, during the period of its ownership of the Building.  Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

                C.            Neither party shall be held responsible for delays in the performance of its obligations hereunder (other than monetary obligations) when caused by material shortages, weather, acts of God, labor disputes or other causes beyond the reasonable control of such party (collectively, the “Force Majeure Delays”).

                D.            Tenant agrees, from time to time, within fifteen (15) days after request by Landlord, to deliver to Landlord or Landlord’s designee, a certificate of occupancy, financial statements and an estoppel certificate stating (1) that this Lease is in full force and effect, (2) the date to which rent is paid, (3) that there is no default on the part of Landlord or Tenant under this Lease, (4) that Tenant does not have any right of offset, claims or defenses to the performance of its obligations under this Lease, and (5) such other factual matters pertaining to this Lease as may be requested by Landlord.

                E.             This Lease constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto.  Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect.  This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

                F.             All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term hereof, including without limitation, all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises.  Upon the expiration or termination of this Lease (or termination of Tenant’s right of possession, if sooner), Tenant agrees to deliver up the Premises in the condition and state of repair required pursuant to this Lease (reasonable wear and tear and damage by fire or other casualty excepted).

                G.            If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

                H.            All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

                I.              Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the brokers or agents identified in the Basic Lease Information, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.  Landlord will pay a commission to the brokers or agents identified in the Basic Lease Information pursuant to a separate written agreement.

                J.             If and when included within the term “Landlord”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord.  If and when included within the term “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant.  All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices given in accordance with the provisions of Paragraph 25 hereof to the same effect as if each had received such notice.

                K.            By taking possession of the Premises, Tenant shall be deemed to have: (a) acknowledged that the Premises and the improvements to be constructed pursuant to Exhibit “C” attached hereto are substantially complete except for “punch list” items (if any) and are accepted “as is” and “with all faults”; (b) accepted the Premises as suitable for the purposes for which the Premises are leased; and (c) acknowledged that the Premises are in a good and satisfactory condition.  Landlord expressly disclaims, and Tenant hereby waives to the full extent permitted by law, any implied warranty that the Premises or the Building are suitable for Tenant’s intended commercial purpose, and any and all other implied warranties (whether arising by virtue of statute, case law or otherwise).  The foregoing shall not be construed to relieve Landlord from its obligations which are expressly set forth in this Lease.

                L.             Submission of this Lease shall not be deemed to be a reservation of the Premises.  Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants.  Notwithstanding anything contained herein to the contrary, Landlord may withhold delivery or possession of the Premises from Tenant until such time as Tenant has paid to Landlord the security deposit required by Paragraph 2B hereof and one month’s rent as set forth in Paragraph 2A hereof.

                M.           Landlord and Tenant agree that the terms and conditions of this Lease are confidential and the parties hereto agree not to disclose the terms of this Lease to any third party (other than to its attorneys and accountants and other than to parties who propose to purchase or finance the Building, or the Project of which the Building forms a part, or who propose to become investors in Landlord) except as may be required by law or by the order of a court of competent jurisdiction.

                N.            [Intentionally Omitted].

                O.            Tenant agrees that after the Commencement Date Landlord or an affiliate of Landlord may include Tenant’s name and logo in marketing literature for the Alliance development, the Circle T development, and other developments owned and/or operated by Landlord or an affiliate of Landlord, for the limited purpose of informing third parties that Tenant is occupying the Project or the larger development of which the Project is a part.

                25.           NOTICES.  Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant, or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

                (a)           All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord set forth in the Basic Lease Information or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.  Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.  In addition to Base Rent due hereunder, all sums of money and all payments due Landlord hereunder shall be deemed to be additional rental owed to Landlord.

                (b)           All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth in the Basic Lease Information, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

                (c)           Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered and received, whether actually received or not, when deposited, postage prepaid, in the United States Mail, Certified or Registered Mail, or with a reputable overnight courier service (such as Federal Express or UPS), addressed to the parties hereto at the respective addresses set out in the Basic Lease Information, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

                26.           LANDLORD’S LIEN WAIVED.  Landlord waives all constitutional, statutory and contractual landlords’ liens.  Within thirty (30) days after written request from Tenant (but not more than once in any calendar year), Landlord will confirm such waiver in writing.

                27.           SECURITY SERVICE.  Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

                28.           GUARANTY OF LEASE.  As a condition precedent to Landlord’s obligations hereunder, Tenant shall cause Guarantor to guarantee this Lease on the form approved by Landlord.

                29.           ADDITIONAL PROVISIONS.  See Exhibits “A” — “H” attached hereto and incorporated by reference herein.

[signatures on the following pages]

                EXECUTED BY LANDLORD, this 7 day of March, 2008.

LANDLORD:

ALLIANCE GATEWAY NO. 23, LTD.,
a Texas limited partnership

By:	Hillwood Alliance Management, L.P.,
a Texas limited partnership,
its general partner

	By:	Hillwood Alliance GP, LLC,
a Texas limited liability company,
its general partner

		By:	/s/ Michael K. Berry
Name:
Title:

[Tenant’s signature on the following page]

                EXECUTED BY TENANT, this 7 day of March, 2008.

TENANT:

ENTECH, INC.
a Delaware corporation

/s/

By:	/s/ Larry L. Crawford
Name:
Title: